Exhibit 99.1

March 25, 2010

CELL THERAPEUTICS INC.

Introduction

Jim Bianco:

Good afternoon. Thank you for joining us on the call today.

Before we get started, I’d like to remind you as is common with presentations of this type we will be making forward-looking statements. As such, I recommend that you refer to our SEC filings for more information on the risks related to our company, our drug candidates and development programs and our securities. Let me also remind you that this call will be recorded and will be available for play-back on our web site. Any unauthorized recording of this call or use of this recording is prohibited without written consent from the company.

With me today is your senior management team to answer any questions you may have.

The purpose of today’s call is to provide our perspective on several potential paths forward for pixantrone targeting what we hope will be an efficient route to market while making this important drug available to the patients who may benefit most by exploring potential expanded access programs.

I am not going to dwell on the Monday ODAC proceedings, but I will note that the FDA briefing document released on February 8th

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CELL THERAPEUTICS INC.

established that the FDA was considering accelerated approval. In fact, questions included in the February 10th briefing document asked whether the efficacy data support accelerated approval of pixantrone for the proposed indication. In addition, the FDA in its briefing document acknowledged the End of Treatment Overall Response Rate of 37% reported in the PIX301 trial, and that ORR has previously been utilized as a parameter for accelerated approval in single arm studies in NHL. Lastly, the FDA acknowledged CTI’s analysis demonstrating a 10.6 month median duration of survival among pixantrone recipients.

CTI continues to believe in pixantrone and we continue to believe that the results in the PIX301 trial demonstrate clinical benefit in relapsed and refractory aggressive NHL. This is a patient population without approved drugs and to quote Dr. Leonard, the biggest adverse event for these patients is death from disease progression.

That being noted, the path forward for pixantrone—in part—will depend on the FDA action letter, which we anticipate receiving on or before the PDUFA date of April 23rd. Following the ODAC panel meeting we enquired for a post-panel meeting, however, the FDA noted they were finishing their reviews and digesting the ODAC discussion and declined a meeting prior to completing their review. So while we await the FDA recommendations or decision, we have been working on one potential path with our clinical experts in developing a combination study, which

March 25, 2010

CELL THERAPEUTICS INC.

we are hopeful could serve as either—a post-marketing requirement trial—or—an additional pivotal study if the FDA should require such an approach. As Dr. Leonard noted in his comments at the ODAC panel, if he had known the results with pixantrone would be this good then he would have participated in the pivotal trial. That comment is consistent among the key U.S. lymphoma experts who have participated in our advisory boards. Based on the input from these U.S. opinion leaders, we are hopeful that any future U.S. studies will enroll at a quick pace.

With that being said, another approach we are exploring is the ability to supplement our NDA with the PIX 203 (RAPID trial) safety results. Recall this is a 1st line phase II study of CHOP-R compared to CPOP-R in elderly patients with Diffuse Large B Cell Lymphoma conducted in North America and Western Europe. We believe that this data could provide important supportive information regarding the cardiac toxicity differences between pixantrone and doxorubicin among chemotherapy naïve patients in a controlled trial format. These results could also provide a clear difference in all grades and severe grade 3 or greater cardiac toxicity between doxorubicin and pixantrone. Having reviewed the safety results, we believe this data could help answer questions surrounding whether or not pixantrone has a better cardiac toxicity profile to standard doxorubicin containing regimens.

March 25, 2010

CELL THERAPEUTICS INC.

We plan to discuss with the FDA whether the PIX 203 safety data coupled with the 70 patients treated on PIX 301 and supplemented with the 33 patients treated in our phase II single arm study AZA201 could constitute an amendment to the NDA seeking accelerated approval. With the PIX 203 data submitted to the NDA, the updated safety database would consist of 472 patients.

Looking at the last 3 products approved in oncology (praletrexate, ofatumamab and romedepsin) all were single arm studies using ORR and duration of response as the efficacy measure for approval. For example, Praletrexate had 109 evaluable patients with an ORR of 27% and CR rate of 6%. Ofatumamab had 59 patients with refractory CLL with a 42% ORR and no CR’s while Romedepsin had 2 studies with 96 and 71 patients with an overall response rate of 34% and 35% respectively with both studies yielding a 6% CR rate. The safety data base for each of these applications included 115, 154 and 185 patients respectively. No randomized studies were noted in these applications.

If we consider the single agent studies AZA 201 and PIX 301 among 103 patients, the ORR was 27% and 37% with a CR rate of 15% and 20% respectively. As such, there are no guarantees, but we believe this argument may merit discussion as an amendment to our NDA once we review the Agency’s response to our current application.

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CELL THERAPEUTICS INC.

In parallel, we plan to initiate SPA discussions with the Agency regarding a definitive trial which could serve as either a post-marketing requirement trial or a pivotal trial for the NDA. CTI submitted a draft of our clinical development plan to the FDA for review and comment earlier this year.

In addition to pursuing U.S. approval we have meetings scheduled in the 2nd quarter with the co-rapporteurs and our European clinical expert as we begin preparations for submission of a marketing application to the EMEA for pixantrone in Europe. Given its orphan drug designation in the E.U. we believe the review cycle could be less than 12 months.

In short, we continue to believe that pixantrone, as noted at the ODAC panel meeting on March 22nd, is an active agent worthy of study in relapsed refractory NHL—and if the cardiac side effect profile were in fact superior to existing therapies—pixantrone would potentially address an important unmet medical need. We believe that any of these potential paths forward would allow us to capitalize on the inspections the FDA has conducted to date—witness the positive outcome from the inspection of the Milan manufacturing facility—as well as the FDA inspections of the independent assessment panel, the clinical investigator sites and CTI itself.

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CELL THERAPEUTICS INC.

We remain optimistic in the prospects for pixantrone and the clinical benefit that this product has for patients with relapsed and refractory aggressive NHL. While we can provide no assurances, we have also initiated a dialogue with Novartis regarding a more traditional co-development program for pixantrone should we need an additional trial to support approval. We do not believe the costs would be overly burdensome or highly dilutive especially if we are able to obtain co-development support from a pharma partner like Novartis.

Let me move on to some of the other obvious questions—like is the end near for CTIC?

First, I have to thank and applaud all of our dedicated shareholders who support our mission of making cancer more treatable and who understand that conquering cancer, has its ups and downs but when perseverance rules, survival reigns. This isn’t a battle between the shorts and the longs or the plaintiffs and defendants, but rather a fight to approve effective drugs that we believe offer real benefits for patients with serious illnesses.

Given the interest among bond holders to exchange notes and interest among institutional investors to assist the company in its funding requirements, we will work to try to manage dilution, reduce the leverage on our balance sheet and capitalize on the net asset value of pixantrone,

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CELL THERAPEUTICS INC.

Opaxio, brostallicin and bisplatinates in parallel to cutting expenses and managing our cash burn going forward.

At this point I would like to open the call to questions.